Exhibit 10.1

AMENDMENT TO THE UNFUNDED SUPPLEMENTAL

RETIREMENT PLAN FOR SENIOR MANAGERS

EFFECTIVE JANUARY 1, 2006

The International Paper Company Unfunded Supplemental Retirement Plan for Senior Managers shall be amended in the following respects, effective January 1, 2006:

Section 12 shall be amended in its entirety to read as follows:

12.	Transition Rules under the American Jobs Creation Act of 2004.

It is the intent of the Company and the Plan Administrator to operate the Plan in accordance with the transition rules under the American Jobs Creation Act of 2004, in all respects. Unless such action would result in a significant increase in the cost of the Plan to the Company, the Plan Administrator may modify, amend, alter or otherwise adjust the application of any term of the Plan as it pertains to any Eligible Employee in order to take advantage of any transitional relief available in respect of the American Jobs Creation Act of 2004, to the extent it determines, in its discretion, that such action will further the purposes of the Plan or afford the Eligible Employee greater flexibility, including the ability to elect a form of benefit payment that was available in the Plan prior to January 1, 2005. To the extent that the transition rules are further clarified or modified by the U.S. Treasury Department and/or Internal Revenue Service, any actions taken under the Plan shall be adjusted to the extent necessary to be in compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and U.S. Treasury and IRS pronouncements related thereto.

Section 5 shall be amended by adding a new subsection (E) to read as follows:

(E)	Payment of Participant’s FICA Taxes Due on the Supplemental Benefit.

At the time Federal Insurance Contributions Act (FICA) taxes become due and payable by a Participant on his or her Supplemental Benefit, such FICA taxes shall be paid from the Plan as follows:

(i)	if FICA taxes are payable in the same calendar year that payment of the Supplemental Benefit commences under Section 6 below, the FICA taxes shall be withheld from the Supplemental Benefit paid in that calendar year and remitted on behalf of the Participant to the U.S. Treasury; or

(ii)	if FICA taxes are payable in a calendar year prior to the calendar year that payment of the Supplemental Benefit commences under Section 6 below, the amount of the FICA taxes and any corresponding federal, state or local income tax withholding shall be paid from the Plan on behalf of the Participant to the U.S. Treasury and applicable tax authorities, and the Participant’s Supplemental Benefit shall be reduced by the amount of these tax payments.